Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:
Thomas Bologna, CEO	Ed Orgon
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	ed@torrenzano.com

ORCHID CELLMARK REVENUES GROW BY 18% AND GROSS MARGIN

INCREASES TO 38% FOR THIRD QUARTER 2010

— Operational Profitability Achieved —

PRINCETON, N.J., Nov. 4, 2010 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of identity DNA testing services, today reported revenues increased 18% to $17.3 million for the third quarter 2010, as compared to $14.7 million in the third quarter 2009. Gross margin increased to 38% and operating income in the quarter was $141 thousand.

Total U.K. revenues for the third quarter of 2010 rose 44% compared to the third quarter of 2009, primarily as a result of the increase in U.K. forensic business. Exchange rate changes of the British pound as compared to the U.S. dollar had a negative impact on U.K. revenue of approximately 6% or $679 thousand. In British pounds, total U.K. revenues for the third quarter of 2010 grew 52% compared to the third quarter of 2009.

U.S.-based revenues for the third quarter of 2010 decreased approximately 13% compared to the third quarter of 2009, primarily due to a decline in forensic casework offset, in part, by increases in CODIS and government paternity business.

The company’s gross margin for the third quarter of 2010 was 38% compared to 33% for the third quarter of 2009. Operating expenses, excluding cost of service revenue, for the third quarter of 2010 increased to $6.4 million from $5.3 million for the comparable 2009 period, primarily due to $538 thousand in restructuring expenses and increased marketing and sales expenses of $279 thousand. Operating income for the third quarter of 2010 was $141 thousand, compared to a $465 thousand loss for the third quarter of last year. Excluding restructuring expenses, operating income for the third quarter 2010 was approximately $679 thousand as compared to an operating loss of $465 thousand for the same quarter in 2009.

Orchid Cellmark reported a net loss of $665 thousand, or $(0.02) per share, for the third quarter of 2010, compared to a net loss of $625 thousand, or $(0.02) per share, for the third quarter of 2009. Total income tax expense for the third quarter 2010 increased by approximately $665 thousand compared to the third quarter of last year. Net losses for the third quarters of 2010 and 2009 include charges of $900 thousand and $984 thousand, respectively, for depreciation and amortization.

At September 30, 2010, cash, cash equivalents, and short term investments were approximately $18.5 million.

“Our third quarter results reflect the inherent strength of our business. We reported a healthy third quarter increase in sales as well as a strong gross margin and a quarterly operating profit,” said Thomas Bologna, Orchid Cellmark president and chief executive officer. “Our U.K. operation was particularly strong as a result of significant organic top line growth. In the U.S., we continue to mitigate anticipated near-term challenges, through careful planning and solid execution. The consolidation of our U.S. testing facilities and increased CODIS and government paternity business has already favorably impacted our U.S. results.”

Mr. Bologna concluded, “We believe that the combination of a strong balance sheet, solid organic U.K. growth and what we believe is an ever growing number of sexual assault kits backlogged in U.S. public labs positions us to take advantage of both near- and long-term growth opportunities.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, November 4, 2010 at 10:00 a.m. EST. To listen to the conference call, please dial 1-888-893-7720 (US/Canada) or 1-706-758-5085 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference number 21577962. To listen to the live or archived webcast via the Internet, please visit the Investor Relations section of the company’s web site at www.orchidcellmark.com. Questions will be taken live via the conference call.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; and Orchid Cellmark’s belief that a combination of a strong balance sheet, solid organic U.K. growth and what Orchid Cellmark believes is an ever growing number of sexual assault kits backlogged in the U.S. public labs positions Orchid Cellmark to take advantage of both near- and long-term growth opportunities. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to uncertainties relating to trends in government spending, outsourcing trends, technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31,

2009, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

(See attached Financial Tables)

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and nine months ended September 30, 2010 and 2009

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Service revenues	$17,279	$14,660	$47,079	$43,190
Other revenues	13	14	27	135

Total revenues	17,292	14,674	47,106	43,325

Operating expenses:
Cost of service revenues	10,780	9,798	30,729	28,535
Research and development	344	228	1,232	579
Marketing and sales	1,525	1,245	4,301	3,626
General and administrative	3,502	3,401	10,631	11,146
Restructuring	538	—	1,502	—
Amortization of intangible assets	462	467	1,386	1,394

Total operating expenses	17,151	15,139	49,781	45,280

Operating income (loss)	141	(465)	(2,675)	(1,955)
Other income (expense), net	58	39	113	34

Income (loss) before income tax expense	199	(426)	(2,562)	(1,921)
Income tax expense	864	199	1,723	479

Net loss	$(665)	$(625)	$(4,285)	$(2,400)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.14)	$(0.08)

Shares used in computing basic and diluted net loss per share:	29,935	29,935	29,935	29,935

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2010 and December 31, 2009

(In thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
Assets:
Current assets
Cash and cash equivalents	$4,499	$8,600
Available-for-sale securities	13,966	9,525
Accounts receivable, net	12,571	11,128
Inventory	1,811	1,542
Prepaids and other current assets	1,257	1,127

Total current assets	34,104	31,922
Fixed assets, net	5,508	4,803
Goodwill	9,416	9,423
Other intangibles, net	4,369	5,763
Other assets	962	931

Total assets	$54,359	$52,842

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$3,158	$2,762
Accrued expenses and other current liabilities	7,318	3,071
Deferred revenue	1,141	928

Total current liabilities	11,617	6,761
Other liabilities	453	432

Total liabilities	12,070	7,193
Total stockholders’ equity	42,289	45,649

Total liabilities and stockholders’ equity	$54,359	$52,842